Exhibit 10.1

TRANSITIONAL SERVICES AGREEMENT

THIS AGREEMENT made this 23rd day of December 2016 by and between DIVERSIFIED RESTAURANT HOLDINGS, INC. (“DRH”) and BAGGER DAVE’S BURGER TAVERN, INC. (“Bagger”).

WHEREAS, Bagger is a wholly owned subsidiary of DRH; and

WHEREAS, DRH will spin-off Bagger to its shareholders on December 25, 2016 (“Spinoff Transaction”); and

WHEREAS, Bagger uses certain services provided by DRH or by third parties under contract to DRH; and

WHEREAS, the parties wish that DRH continues to provide certain of these services for a period not less than one (1) year after the Spinoff Transaction on a basis substantially consistent with DRH's recent historical practice; and

WHEREAS Bagger desires to obtain the use of certain services from DRH for the purpose of enabling Bagger to manage an orderly transition in the operation of its Business;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions

1.1     "Business" shall mean the operations of Bagger as currently conducted, including the operations of each of Bagger’s subsidiaries.

1.2     “Transitional Services” shall mean the support supplied by DRH to Bagger, the use of office space and other services, including those set forth in Schedules 1.2 and 1.3, attached hereto.

2. Provision of Services

2.1     Subject to Article 7 hereof, DRH shall provide to Bagger the Transitional Services for a period of not less than one (1) year after the Closing Date of the Spinoff Transaction. It is understood by the parties that the quantity of services to be provided under this Section 2.1 shall be substantially consistent with recent historical practices. Where the quantity of services to be provided to Bagger by DRH is greater than an amount that is substantially consistent with recent historical practices, DRH reserves the right (after so advising Bagger) to utilize third-party providers to provide the services to Bagger, in which event DRH may charge Bagger for any additional costs associated with such greater quantity of services.

2.2     DRH's obligation to deliver any service described in this Agreement is conditional upon DRH obtaining the consent, where necessary, of any relevant third party provider, provided, however, that if such consent cannot be obtained, the parties shall use their respective reasonable efforts to arrange for alternative methods of delivering such service.

3. Pricing, Billing and Payment

3.1     All Transitional Services listed on Schedule 1.2 attached hereto shall be provided to Bagger at no charge for a period of one (1) year following the Closing Date of the Spin-off Transaction. After one (1) year, the parties shall negotiate which services will be required on an ongoing basis, and the fees for such services shall be determined by mutual agreement at that time.

3.2     All Transitional Services listed on Schedule 1.3 attached hereto shall be charged to and payable by Bagger at the actual cost of such services. Such charges shall be billed monthly by DRH and shall be payable on the fifteenth day of the month following such billing.

4. Warranty, Liability and Indemnity

4.1     DRH shall provide Transitional Services to Bagger in a manner consistent with the manner they have heretofore been provided to Bagger while it was a wholly owned subsidiary of DRH. DRH makes no other warranties, express or implied, with respect to the services to be provided to Bagger hereunder.

4.2     DRH's maximum liability to, and the sole remedy of, Bagger for breach of this Agreement or otherwise with respect to Transitional Services is a refund of the price paid for the particular service or, at the option of Bagger, a redelivery (or delivery) of the service, unless the breach arises out of the gross negligence or willful failure of performance of DRH.

4.3     In no event shall DRH be liable to Bagger for any consequential, incidental or special damages suffered by Bagger arising out of this Agreement, whether resulting from negligence of DRH or otherwise.

4.4     Bagger agrees to indemnify and hold DRH harmless from all demands, claims, actions or causes of action, judgments, assessments, leases or penalties, damages, debts, expenses, losses, costs or liabilities (including legal fees and expenses and the cost of enforcing this indemnity) suffered by DRH which arise out of or result from the Business before or after the Spinoff Transaction.

5. Force Majeure

DRH shall not be responsible for failure or delay in delivery of any Transitional Service, nor shall Bagger be responsible for failure or delay in receiving such service, if caused by an act of God or public enemy, war, government acts, regulations or orders, fire, flood, embargo, quarantine, epidemic, labor stoppages or other disruptions, accident, unusually severe weather or other cause similar or dissimilar, beyond the control of the defaulting party.

6. Proprietary Information and Rights

Each party acknowledges that the other possesses, and will continue to possess, information that has been created, discovered or developed by them and/or in which property rights have been assigned or otherwise conveyed to them, which information has commercial value and is not in the public domain. The proprietary information of each party will be and remain the sole property of such party and its assigns. Each party shall use the same degree of care that it normally uses to protect its own proprietary information to prevent the disclosure to third parties of information that is proprietary to the other party. Neither party shall make any use of the information of the other which has been identified as proprietary except as contemplated or required by the terms of this Agreement. Notwithstanding the foregoing, this Article shall not apply to any information that a party can demonstrate: (a) was, at the time of disclosure to it, in the public domain through no fault of such party; (b) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (c) was independently developed by the receiving party.

7. Termination

7.1     This is a master agreement and shall be construed as a separate and independent agreement for each and every service provided under this Agreement. Any termination of this Agreement with respect to any service shall not terminate this Agreement with respect to any other service then being provided pursuant to this Agreement.

7.2     Beginning on the date that is one (1) year from the Closing Date, upon ten (10) days' written notice, DRH may terminate this Agreement with respect to any Transitional Service or, at its option, suspend performance of its obligations with respect thereto, in either case in the event of the failure of Bagger to pay any amount due hereunder within thirty (30) days of the date due upon any other material breach by Bagger of this Agreement with respect to such service, unless Bagger is disputing the invoice in good faith or Bagger shall have paid the invoice or cured such breach within the ten (10) day notice period.

7.3     Any one or more of the Transitional Services may be terminated (a) upon mutual agreement of Bagger and DRH or (b) at Bagger's option upon sixty (60) days' advance notice to DRH. All accrued and unpaid charges for Transitional Services shall be due and payable upon termination of this Agreement with respect to such services.

7.4     Following any termination of this Agreement, each party shall cooperate in good faith with the other to transfer and/or retain all records, prepare and file tax returns and take all other actions necessary to provide DRH and Bagger and their respective successors and assigns with sufficient information in the form requested by DRH or Bagger, or their respective successors and assigns, as the case may be, to make alternative service arrangements substantially consistent with those contemplated by this Agreement.

8. No Implied Assignments or Licenses

Nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any trademark, copyright, design or trade dress, patent right or other intellectual or industrial property right.

9. Relationship of Parties

The parties are independent contractors under this Agreement. Except as expressly set forth herein, neither party has the authority to, and each party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against the other party without such party's prior written consent.

10. Assignment and Delegation

Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

11. Notices

All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and (a) if served by personal delivery upon the party for whom it is intended, on the day so delivered; (b) if mailed by registered or certified mail, return receipt requested, on the third business day following such mailing; (c) if deposited for delivery by a reputable courier service, on the business day following deposit with such courier; or (d) if sent by electronic facsimile transmission, on the day the facsimile is transmitted electronically, or if not a business day, the next succeeding business day to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

To DRH:	Diversified Restaurant Holdings, Inc.
27680 Franklin Road
Southfield, MI 48034
Attention: David Burke

To Bagger:	Bagger Dave’s Burger Tavern, Inc.
807 W. Front Street
Suite B
Traverse City, MI 49684
Attention: Michael Ansley

12. Entire Agreement

This Agreement, including the Schedules, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

13. Parties in Interest

This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than DRH or Bagger or their respective successors or permitted assigns any rights or remedies under or by reason of this Agreement.

14. Governing Law; Submission to Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan without regard to conflicts of laws principles. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in the State of Michigan (the "Chosen Courts") and (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11 of this Agreement.

15. Amendment; Waiver

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by DRH and Bagger, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

DIVERSIFIED RESTAURANT HOLDINGS, INC.

By: /s/ David Burke

       Name: David Burke, Chief Executive Officer

BAGGER DAVE’S BURGER TAVERN, INC.

By: /s/ Michael Ansley

       Name: Michael Ansley, Chief Executive Officer

Schedule 1.2 to

Transitional Services Agreement

The term “Transitional Services” used in this Transitional Services Agreement for this purpose shall include, but will not be limited to, the following services:

Information Technology Support Services;

Accounting and Audit Support and Transition Services;

Administration of health and welfare benefit and 401(k) plans;

Human Resource Services (payroll and benefits administration, employee relations);

Construction Services;

Administrative Services;

Real Estate Services; and

Purchasing Services.

Schedule 1.3 to

Transitional Services Agreement

The term “Transitional Services” used in this Transitional Services Agreement for this purpose shall include, but will not be limited to, the following services:

Administrative fees and cost allocations related to Bagger employees’ participation in any DRH health and welfare benefit plans; and

Administrative fees and cost allocations related to Bagger employees’ participation in the DRH 401(k) plan.